SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM N-8A

NOTIFICATION OF REGISTRATION
FILED PURSUANT TO SECTION 8(a) OF THE
INVESTMENT COMPANY ACT OF 1940

The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name:           ETF Actively Managed Trust

Address of Principal Business Office:

501 Madison Avenue, Suite 501
New York, NY 10022

Telephone:	(212) 593-4383

Agent for Service of Process:

Corporation Service Company
2711 Centerville Road, Suite 400
Wilmington, Delaware 19808

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

YES /X/
NO  /   /

Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf in the City of New York and in the State of New York on the 1ST day of April, 2013.

[SEAL]	Signature:	ETF ACTIVELY MANAGED TRUST

	By:	/s/ William J. Smalley
William J. Smalley, Trustee

Attest:	/s/ Brinton Frith
Brinton Frith, Treasurer